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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Marathon Patent Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

        The 2017 special meeting of stockholders of Marathon Patent Group, Inc. (the "Company") will be held at the law offices of Sichenzia Ross Ference Kesner LLP, 61 Broadway, New York, NY 10006,                  , 2017, beginning at 5:00 p.m. local time. At the meeting, the holders of the Company's outstanding common stock will act on the following matters:

  (1)
  to authorize our Board, without further action of the stockholders, to amend our Articles of Incorporation to implement a reverse stock split of our capital stock, at a ratio within the range of 1-for-4 to 1-for-25 at any time prior to March 31, 2018;

  (2)
  to approve the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of up to 25% below the market price of our common stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d);

  (3)
  to approve the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 15% below the market price of our common stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d);

  (4)
  to approve any change of control that could result from the potential issuance of securities in the non-public offerings following approved of proposal (2) or proposal (3), as required by and in accordance with Nasdaq Marketplace Rule 5635(b); and

  (5)
  The transaction of any other business as may properly come before the meeting or any adjournment or postponement thereof.

        Stockholders of record at the close of business on                  2017 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

        It is hoped you will be able to attend the meeting, but in any event, please vote according to the instructions on the enclosed proxy as promptly as possible. If you are able to be present at the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,
/s/ DOUG CROXALL Doug Croxall Chief Executive Officer and Chairman

Dated:                  , 2017

ABOUT THE SPECIAL MEETING	1
PRINCIPAL STOCKHOLDERS	4
PROPOSAL NO. 1 TO GRANT THE BOARD OF DIRECTORS DISCRETIONARY AUTHORITY TO AMEND OUR ARTICLES OF INCORPORATION TO EFFECTUATE A REVERSE SPLIT OF OUR ISSUED AND OUTSTANDING COMMON STOCK AT A RATIO OF WITHIN A RANGE OF 1-4 TO 1-25 AT ANYTIME PRIOR TO MARCH 31, 2018;	17
PROPOSAL NO. 2 APPROVAL OF ISSUANCE OF SECURITIES IN ONE OR MORE NON-PUBLIC OFFERINGS WHERE THE MAXIMUM DISCOUNT AT WHICH SECURITIES MAY BE OFFERED WILL BE EQUIVALENT TO A DISCOUNT OF UP TO 25% BELOW THE MARKET PRICE OF OUR COMMON STOCK IN ACCORDANCE WITH NASDAQ MARKETPLACE 5635(d).	26
PROPOSAL NO. 3 APPROVAL OF ISSUANCE OF SECURITIES IN ONE OR MORE NON-PUBLIC OFFERINGS WHERE THE MAXIMUM DISCOUNT AT WHICH SECURITIES MAY BE OFFERED WILL BE EQUIVALENT TO A DISCOUNT OF UP TO 15% BELOW THE MARKET PRICE OF OUR COMMON STOCK IN ACCORDANCE WITH NASDAQ MARKETPLACE 5635(d).	28
PROPOSAL NO. 4 APPROVAL OF ANY CHANGE OF CONTROL THAT COULD RESULT FROM THE POTENTIAL ISSUANCE OF SECURITIES IN THE NON-PUBLIC OFFERINGS FOLLOWING APPROVAL OF PROPOSAL 2 OR PROPOSAL 3, AS REQUIRED BY AND IN ACCORDANCE WITH NASDAQ MARKETPLACE RULE 5635(B)	28
OTHER MATTERS	29

Marathon Patent Group, Inc.
11100 Santa Monica Blvd., Ste. 380
Los Angeles, CA

SPECIAL MEETING OF STOCKHOLDERS
To Be Held                ,                 , 2017

PROXY STATEMENT

        The Board of Directors of Marathon Patent Group, Inc. (the "Company") is soliciting proxies from its stockholders to be used at the special meeting of stockholders to be held at the law offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, NY 10006, on              , 2017, beginning at 5:00 p.m. local time, and at any postponements or adjournments thereof. This proxy statement contains information related to the special meeting. This proxy statement and the accompanying form of proxy are first being sent to stockholders on or about June    , 2017.

ABOUT THE SPECIAL MEETING

Why did I receive these materials?

        Our Board of Directors is soliciting proxies for a special meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on            (the "Record Date") and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

        The information in this proxy statement relates to the proposals to be voted on at the special meeting, the voting process, and other information that the Securities and Exchange Commission requires us to provide to our stockholders in connection with the special meeting of our stockholders.

Who is entitled to vote at the meeting?

        Holders of our voting capital stock as of the close of business on the Record Date will receive notice of, and be eligible to vote at, the special meeting and at any adjournment or postponement of the special meeting. At the close of business on the Record Date, we had outstanding and entitled to vote 23,257,472 shares of common stock and 782,004 shares of Series B Preferred Stock, convertible into 782,004 shares of common stock.

How many votes do I have?

        Each outstanding share of our common stock or Series B Preferred Stock you owned as of the Record Date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting?

        Only persons with evidence of stock ownership as of the Record Date or who are invited guests of the Company may attend and be admitted to the special meeting of the stockholders. Stockholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification may be required (a valid driver's license, state identification or passport). If a stockholder's shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

        Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the voting power of our capital stock issued and outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions or broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum.

How do I vote?

        If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the special meeting or by proxy without attending the special meeting. We urge you to vote by proxy even if you plan to attend the special meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

        Each stockholder receiving proxy materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

        If you hold your shares in "street name," you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or by using the Internet.

        Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will not be voted with respect to any proposal. The Board and management do not intend to present any matters at this time at the special meeting other than those outlined in the notice of the special meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals designated as proxy's discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

        Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with our Secretary or by mailing a proxy bearing a later date or by attending the special meeting and voting in person. For shares you hold beneficially in "street name," you may change your vote by submitting new voting instructions to your bank, broker, other record holder of your shares or other nominee or, if you have obtained a legal proxy from your bank, broker, other record holder of your shares or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Who is soliciting this proxy?

        We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Will stockholders be asked to vote on any other matters?

        To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

        The approval of the issuance of securities in one or more non-public offerings at which securities will be offered will be equivalent to a discount of 25% below the market price of our common stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d), the approval of the issuance of securities in one or more non-public offerings of more than 25% of the total outstanding shares of common stock at which securities will be offered will be equivalent to a discount of 15% below the market price of our common stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d) and the approval of any change of control that could result from the potential issuance of securities in the non-public offerings following approval of Proposal 2 or Proposal 3, as required by and in accordance with Nasdaq Marketplace Rule 5635(b), require the affirmative vote of a majority of the votes cast for these proposals. The approval to grant the Board of Directors discretionary authority to amend our Articles of Incorporation to effectuate a reverse stock split of our issued and outstanding common stock requires the approval of a majority of the Company's voting stock.

How are votes counted?

        With regard to the election of directors, votes may be cast in favor or withheld and votes that are withheld will be excluded entirely from the vote and will have no effect. You may not cumulate your votes for the election of directors.

        For the other proposals, you may vote "FOR," "AGAINST" or "ABSTAIN." Abstentions and broker non-votes will not be counted as votes cast either for or against any of the proposals being presented to shareholders and will have no impact on the result of the vote on these proposals. Brokerage firms have authority to vote customers' unvoted shares held by the firms in street name, as defined below, on this proposal only if the brokerage firm has received voting instructions from their clients. Such broker non-votes will not be considered in determining the number of votes necessary fro approval of this proposal and will have no effect on the outcome of this proposal.

        If you hold your shares in "street name," the Company has supplied copies of its proxy materials for its special meeting of stockholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee that have not received voting instructions from their clients may not vote on any such proposal. These so-called "broker non-votes" will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval of any of the proposals and will have no effect on the outcome of any of the proposals other than the approval of the amendment to our articles of incorporation to provide for the reverse split.

What should I do if I receive more than one set of voting materials?

        You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

How can I find out the Results of the Voting at the Special Meeting?

        Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within four business days of the meeting.

Do I Have Dissenters' Rights of Appraisal?

        Under the Nevada Revised Statues and our charter documents, holders of our common stock will not be entitled to statutory rights of appraisal, commonly referred to as dissenters' rights or appraisal rights (i.e., the right to seek a judicial determination of the "fair value" of their shares and to compel the purchase of their shares for cash in that amount) with respect to the proposals contained herein.

What Interest Do Officers and Directors Have in Matters to Be Acted Upon?

        No person who has been a director or executive officer of the Company at any time since the beginning of our fiscal year, and no associate of any of the foregoing persons, has any substantial interest, direct or indirect, in any matter to be acted upon.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding beneficial ownership of our common stock as of May 26, 2017: (i) by each of our directors, (ii) by each of the Named Executive Officers, (iii) by all of our executive officers and directors as a group, and (iv) by each person or entity known by us to beneficially own more than five percent (5%) of any class of our outstanding shares. As of May 23, 2017, there were 23,257,472 shares of our common stock outstanding.

Amount and Nature of Beneficial Ownership as of May 26, 2017(1)
Name and Address of Beneficial Owner(1)	Common Stock	Options	Warrants	Total	Percentage of Common Stock (%)
Officers and Directors
Doug Croxall (Chairman and CEO)(2)	615,384	638,942	—	1,782,018	5.2%
Francis Knuettel II (Chief Financial Officer)(3)	—	477,500	—	477,500	2.0%
James Crawford (Chief Operating Officer)(4)	—	179,087	—	179,087	*
Erich Spangenberg (Director Acquisitions & Licensing)(5)	2,408,924	291,667	48,078	2,748,669	11.7%
Richard Chernicoff (Director)(6)	—	164,375	—	164,375	*
Edward Kovalik (Director)(7)	—	75,000	—	75,000	*
Christopher Robichaud (Director)(8)	—	15,000	—	15,000	*
Richard Tyler (Director)(9)	—	55,000	—	55,000	*
All Directors and Executive Officers (eight persons)	3,024,308	2,424,263	48,078	5,496,649	19.8%
Persons owning more than 5% of voting securities
Jeff Feinberg(10)	2,248,802	—	—	2,248,802	9.7%

*
Less than 1%

(1)
Amounts set forth in the table and footnotes gives effect to the two-for-one stock dividend that we effectuated on December 22, 2014. In determining beneficial ownership of our common stock as of a given date, the number of shares shown includes shares of common stock which may be acquired on exercise of warrants or options or conversion of convertible securities within 60 days of May 23, 2017. In determining the percent of common stock owned by a person or entity on May 23, 2017, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on May 23, 2017 and (ii) the total number of shares that the beneficial owner may acquire upon conversion of securities and upon exercise of the warrants and options, subject to limitations on conversion and exercise as more fully described below. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares and such person's address is c/o Marathon Patent Group, Inc., 11100 Santa Monica Blvd., Ste. 380, Los Angeles, CA 90025.

(2)
Shares of Common Stock are held by Croxall Family Revocable Trust, over which Mr. Croxall holds voting and dispositive power. Represents options to purchase (i) 307,692 shares of Common Stock at an exercise price of $3.25 per share, (ii) 200,000 shares of Common Stock at an exercise price of $2.965 per share and (iii) 131,250 shares of Common Stock at an exercise price of $1.86 per share. Excludes options to purchase 18,750 shares of Common Stock at an exercise price of $1.86 per share that does not vest and is not exercisable within 60 days of May 23, 2017. As of May 23, 2017, Mr. Croxall forfeited options to purchase (i) 307,692 shares of Common Stock at an exercise price of $2.64 per share and (ii) 220,000 shares of Common Stock at an exercise price of $6.40 per share.

(3)
Represents options to purchase (i) 290,000 shares of Common Stock at an exercise price of $4.165 per share, (ii) 100,000 shares of Common Stock at an exercise price of $6.40 per share and

  (iii) 87,500 shares of Common Stock at an exercise price of $1.86 per share. Excludes options to purchase 12,500 shares of Common Stock at an exercise price of $1.86 per share that does not vest and is not exercisable within 60 days of May 23, 2017.

(4)
Represents options to purchase (i) 38,462 shares of Common Stock at an exercise price of $2.47 per share, (ii) 30,000 shares of Common Stock at an exercise price of $4.165 per share, (iii) 80,000 shares of Common Stock at an exercise price of $6.40 per share and (iv) 30,625 shares of Common Stock at an exercise price of $1.86 per share. Excludes options to purchase 4,375 shares of Common Stock at an exercise price of $1.86 per share that does not vest and is not exercisable within 60 days of May 23, 2017.

(5)
Represents an option to purchase 291,667 shares of Common Stock at an exercise price of $1.87 per share. Excludes an option to purchase 208,333 shares of Common Stock at an exercise price of $1.87 per share that does not vest and is not exercisable within 60 days of May 23, 2017. Includes 1,626,924 shares of common stock, 782,000 of Series B Convertible Preferred Stock convertible into 782,000 shares of common stock and warrants to purchase 48,078 shares of common stock.

(6)
Represents options to purchase (i) 20,000 shares of Common Stock at an exercise price of $7.37 per share, (ii) 89,444 shares of Common Stock at an exercise price of $6.76 per share, (iii) 20,000 shares of Common Stock at an exercise price of $2.03 per share, (iv) 29,167 shares of Common Stock at an exercise price of $1.86 per share and (v) 13,333 shares of Common Stock at an exercise price of $2.41 per share. Excludes options to purchase (i) 50,556 shares of Common Stock at an exercise price of $6.76 per share, (ii) 5,833 shares of Common Stock at an exercise price of $1.86 per share and (iii) 6,667 shares of Common Stock at an exercise price of $2.41 per share, all of which do not vest and are not exercisable within 60 days of May 23, 2017.

(7)
Represents options to purchase (i) 20,000 shares of Common Stock at an exercise price of $3.295 per share, (ii) 20,000 shares of Common Stock at an exercise price of $7.445 per share, (iii) 20,000 shares of Common Stock at an exercise price of $2.03 per share and (iv) 13,333 shares of Common Stock at an exercise price of $2.41 per share. Excludes an option to purchase 6,667 shares of Common Stock at an exercise price of $2.41 per share that does not vest and is not exercisable within 60 days of May 23, 2017.

(8)
Represents an option to purchase 13,333 shares of Common Stock at an exercise price of $2.41 per share. Excludes an option to purchase 6,667 shares of Common Stock at an exercise price of $2.41 per share that does not vest and is not exercisable within 60 days of May 23, 2017.

(9)
Represents options to purchase (i) 20,000 shares of Common Stock at an exercise price of $6.61 per share, (ii) 20,000 shares of Common Stock at an exercise price of $2.03 per share, and (iii) 13,333 shares of Common Stock at an exercise price of $2.41 per share. Excludes an option to purchase 6,667 shares of Common Stock at an exercise price of $2.41 per share that does not vest and is not exercisable within 60 days of May 23, 2017.

(10)
Represents shares of Common Stock owned or controlled by Jeff Feinberg.

DIRECTORS AND OFFICERS

        Set forth below is certain information regarding our directors and executive officers. All officers serve at the pleasure of the Board.

        The following table presents information with respect to our current senior officers and directors:

Name and Address	Age	Date First Elected or Appointed	Position(s)
Doug Croxall	48	November 14, 2013	Chief Executive Officer and Chairman
Francis Knuettel II	51	May 15, 2014	Chief Financial Officer
James Crawford	42	March 1, 2013	Chief Operating Officer
Edward Kovalik	42	April 15, 2014	Director
Richard Tyler	59	March 18, 2015	Director
Richard S. Chernicoff	52	March 6, 2015	Director
Christopher Robichaud	50	September 28, 2016	Director

Background of officers and directors

        The following is a brief account of the education and business experience during at least the past five years of our officers and directors, indicating each person's principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Doug Croxall—Chief Executive Officer and Chairman

        Mr. Croxall, 48, has served as the Chief Executive Officer and Founder of LVL Patent Group LLC, a privately owned patent licensing company since 2009. From 2003 to 2008, Mr. Croxall served as the Chief Executive Officer and Chairman of FirePond, a software company that licensed configuration pricing and quotation software to Fortune 1000 companies. Mr. Croxall earned a Bachelor of Arts degree in Political Science from Purdue University in 1991 and a Master of Business Administration from Pepperdine University in 1995. Mr. Croxall was chosen as a director of the Company based on his knowledge of and relationships in the patent acquisition and monetization business.

Francis Knuettel II—Chief Financial Officer

        Mr. Knuettel, 51, was Managing Director and CFO for Greyhound IP LLC, an investor in patent litigation expenses for patents enforced by small firms and individual inventors prior to joining the Company. Since 2007, Mr. Knuettel has been the Managing Member of Camden Capital LLC, which is focused on the monetization of patents Mr. Knuettel acquired in 2007. From 2007 through 2013, Mr. Knuettel served as the Chief Financial Officer of IP Commerce, Inc. From 2005 through 2007, Mr. Knuettel served as the CFO of InfoSearch Media, Inc., a publicly traded company. From 2000 through 2004, Mr. Knuettel was at Internet Machines Corporation, a fables semiconductor company located in Los Angeles, where he served on the Board of Directors and held several positions, including Chief Executive Officer and Chief Financial Officer. Mr. Knuettel was a member of the Board of Directors and Chairman of the Audit Committee for Firepond, Inc., a publicly traded producer of CPQ software systems. Mr. Knuettel received his BA with honors in Economics from Tufts University and holds an MBA in Finance and Entrepreneurial Management from The Wharton School at the University of Pennsylvania.

James Crawford—Chief Operating Officer

        Mr. Crawford, 42, was a founding member of Kino Interactive, LLC, and of AudioEye, Inc. Mr. Crawford's experience as an entrepreneur spans the entire life cycle of companies from start-up capital to compliance officer and director of reporting public companies. Prior to his involvement as Chief Operating Officer of Marathon, Mr. Crawford served as a director and officer of Augme Technologies, Inc. beginning March 2006, and assisted the company in maneuvering through the initial challenges of acquisitions executed by the company through 2011 that established the company as a leading mobile marketing company in the United States. Mr. Crawford is experienced in public company finance and compliance functions. He has extensive experience in the area of intellectual property creation, management and licensing. Mr. Crawford also served on the board of directors Modavox® and Augme Technologies, and as founder and managing member of Kino Digital, Kino Communications, and Kino Interactive.

Edward Kovalik—Director

        Edward Kovalik, 42, is the Chief Executive Officer and Managing Partner of KLR Group, which he co-founded in the spring of 2012. KLR Group is an investment bank specializing in the Energy sector. Ed manages the firm and focuses on structuring customized financing solutions for the firm's clients. He has over 16 years of experience in the financial services industry. Prior to founding KLR, Ed was Head of Capital Markets at Rodman & Renshaw, and headed Rodman's Energy Investment Banking team. Prior to Rodman, from 1999 to 2002, Ed was a Vice President at Ladenburg Thalmann & Co, where he focused on private placement transactions for public companies. Ed serves as a director on the board of River Bend Oil and Gas.

Richard Tyler—Director

        Richard Tyler, Age 59, has a background in private equity, venture capital and mergers & acquisitions. He has been serving as a Managing Director of Vulano Group, a leading technology and intellectual property development company since 2007. Prior to Vulano Group, he founded M2P Capital, LLC, a Denver based private equity firm, where he has served as partner since 2002. Prior to forming M2P Capital, he was a partner in Taleria Ventures, a venture firm engaged in early stage investing and start-up management. In 1988, he founded BACE Industries; a company that executed buy and build strategies in the manufacturing, distribution, business services, and technology industries. In addition, he serves as a director and adviser to numerous private companies and is a director of The American Institute for Avalanche Research and Education, Colorado Outward Bound School and The American Mountain Guides Association. He graduated from the Colorado College in 1980 with a BA degree. The Board believes Mr. Tyler's qualifications to sit on the Board include his significant experience with mergers and acquisitions, intellectual property (acquisition, licensing and litigation) and leadership of business organizations.

Richard S. Chernicoff—Director

        Richard Chernicoff, 51, has served as a director of Unwired Planet, Inc. since March 2014. Prior to joining the board of directors of Unwired Planet, Inc., Mr. Chernicoff was President of Tessera Intellectual Property Corp. from July 2011 to January 2013. Mr. Chernicoff was President of Unity Semiconductor Corp. from December 2009 to July 2011. Prior to that, Mr. Chernicoff was with San Disk from 2003 to 2009 where as Senior Vice President, Business Development, Mr. Chernicoff was responsible for mergers and acquisitions and intellectual property matters. Previously, Mr. Chernicoff was a mergers and acquisitions partner in the Los Angeles office of Brobeck, Phleger & Harrison LLP from 2001 to 2003, and Mr. Chernicoff was a corporate lawyer in the Los Angeles office of Skadden, Arps, Slate, Meagher & Flom LLP from 1995 to 2000. Prior to that, Mr. Chernicoff was a member of the staff of the United States Securities and Exchange Commission in Washington DC from 1993 to 1995. Mr. Chernicoff began his career as a certified public accountant with Ernst & Young. Mr. Chernicoff has a B.S. in Business Administration from California State University Northridge and received a J.D. from St. John's University School of Law. The Board believes Mr. Chernicoff's qualifications to sit on the Board include his significant experience with mergers and acquisitions, intellectual property (acquisition, licensing and litigation) and leadership of business organizations.

Christopher Robichaud—Director

        Christopher Robichaud, 50, has served as Chief Executive Officer of PMK☐BNC, a communications, marketing and consulting agency since January 2010. In addition to managing teams in Los Angeles, New York and London, he advises clients across the globe on how to apply the "Science of Popular Culture" to build audiences, create fans, and ultimately engage with consumers in today's ever-changing world and recently created and leads the agency's global consulting unit, which helps companies better understand today's changing landscape worldwide branding landscape. Prior to serving as CEO of PMK☐BNC, Mr. Robichaud was the President and COO of BNC from September 1990 through December 2009.

Board Composition

        Directors currently are elected in accordance with the terms of their designated class or until the earlier of their death, resignation, removal or until their successors have been duly elected and qualified. There are no family relationships among our Directors. Our bylaws provide that the number of members of our Board of Directors may be changed from time to time by resolutions adopted by the Board of Directors and/or the stockholders. Our Board of Directors currently consists of five members.

Term of Office

        Our Board of Directors is comprised of five directors, and is divided among three classes, Class I, Class II and Class III. Class I directors will serve until the 2018 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until such director's earlier resignation, removal or death. Class III directors will serve until the 2017 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until such director's earlier resignation, removal or death. Class II directors, elected at the Company's annual shareholder meeting held on September 28, 2016, will serve until the 2019 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until such director's earlier resignation, removal or death. All officers serve at the pleasure of the Board.

Directorships

        Except as otherwise reported above, none of our directors held directorships in other reporting companies and registered investment companies at any time during the past five years.

Involvement in Certain Legal Proceedings

        During the past ten years, none of our officers, directors, promoters or control persons have been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

Board Leadership Structure

        Our Board does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. The Board believes that its current leadership structure, with Mr. Croxall serving as both Chief Executive Officer and Board Chairman, is appropriate given the efficiencies of having the Chief Executive Officer also serve in the role of Chairman.

Board Role in Risk Oversight

        Risk is inherent with every business and we face a number of risks. Management is responsible for the day-to-day management of risks we face, while our Board of Directors is responsible for overseeing our management and operations, including overseeing its risk assessment and risk management functions.

Number of Meetings of the Board of Directors and Committees

        During 2016, the Board held three meetings, the Audit Committee held four Meetings, the Compensation Committee held three Meetings and the Nominating and Governance Committee held two Meetings. Directors are expected to attend Board and Committee meetings and to spend time needed to meet as frequently as necessary to properly discharge their responsibilities. Each active director attended at least 75% of the aggregate number of meetings of the Board during 2016.

Attendance at Special Meetings of the Stockholders

        The Company has no policy requiring Directors to attend its special meeting of stockholders; however, all Directors are encouraged to attend.

Director Independence

        Mr. Richard Chernicoff, Mr. Richard Tyler, Mr. Edward Kovalik and Christopher Robichaud are "independent" directors based on the definition of independence in the listing standards of the NASDAQ Stock Market LLC ("NASDAQ").

Committees of the Board of Directors

        Our Board of Directors has established three standing committees: an audit committee, a nominating and corporate governance committee and a compensation committee, which are described below. Members of these committees are elected annually at the regular board meeting held in conjunction with the annual stockholders' meeting. The charter of each committee is available on our website at www.marathonpg.com.

Audit Committee

        The Audit Committee members are Mr. Edward Kovalik, Mr. Christopher Robichaud and Mr. Richard Tyler with Mr. Edward Kovalik as Chairman. The Committee has authority to review our financial records, deal with our independent auditors, recommend to the Board policies with respect to financial reporting, and investigate all aspects of the our business. All members of the Audit Committee currently satisfy the independence requirements and other established criteria of NASDAQ.

        The Audit Committee has sole authority for the appointment, compensation and oversight of the work of our independent registered public accounting firm, and responsibility for reviewing and discussing with management and our independent registered public accounting firm our audited consolidated financial statements included in our Annual Report on Form 10-K, our interim financial statements and our earnings press releases. The Audit Committee also reviews the independence and quality control procedures of our independent registered public accounting firm, reviews management's assessment of the effectiveness of internal controls, discusses with management the Company's policies with respect to risk assessment and risk management and will review the adequacy of the Audit Committee charter on an annual basis.

Nominating and Governance Committee

        The Nominating and Corporate Governance Committee members are Mr. Edward Kovalik, Mr. Christopher Robichaud and Mr. Richard Tyler, with Mr. Richard Tyler as Chairman. The Nominating and Corporate Governance Committee has the following responsibilities: (a) setting qualification standards for director nominees; (b) identifying, considering and nominating candidates for membership on the Board; (c) developing, recommending and evaluating corporate governance standards and a code of business conduct and ethics applicable to the Company; (d) implementing and overseeing a process for evaluating the Board, Board committees (including the Committee) and overseeing the Board's evaluation of the Chairman and Chief Executive Officer of the Company; (e) making recommendations regarding the structure and composition of the Board and Board committees; (f) advising the Board on corporate governance matters and any related matters required by the federal securities laws; and (g) assisting the Board in identifying individuals qualified to become Board members; recommending to the Board the director nominees for the next annual meeting of shareholders; and recommending to the Board director nominees to fill vacancies on the Board.

        The Nominating and Governance Committee determines the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the "Director Criteria"); identifies and screens individuals qualified to become members of the Board, consistent with the Director Criteria. The Nominating and Governance Committee considers any director candidates recommended by the Company's stockholders pursuant to the procedures described in the Company's proxy statement, and any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules and regulations and the provisions of the Company's charter documents. The Nominating and Governance Committee makes recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the Board.

Compensation Committee

        The Compensation Committee oversees our executive compensation and recommends various incentives for key employees to encourage and reward increased corporate financial performance, productivity and innovation. Its members are Mr. Richard Chernicoff, Mr. Edward Kovalik and Mr. Richard Tyler, with Mr. Richard Chernicoff as chairman. All members of the Compensation Committee currently satisfy the independence requirements and other established criteria of NASDAQ.

        The Compensation Committee is responsible for: (a) assisting our Board in fulfilling its fiduciary duties with respect to the oversight of the Company's compensation plans, policies and programs, including assessing our overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans, and determining executive compensation; and (b) reviewing the adequacy of the Compensation Committee charter on an annual basis. The Compensation Committee, among other things, reviews and approves the Company's goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer's performance with respect to such goals, and set the Chief Executive Officer's compensation level based on such evaluation. The Compensation Committee also considers the Chief Executive Officer's recommendations with respect to other executive officers and evaluates the Company's performance both in terms of current achievements and significant initiatives with long-term implications. It assesses the contributions of individual executives and recommend to the Board levels of salary and incentive compensation payable to executive officers of the Company; compares compensation levels with those of other leading companies in similar or related industries; reviews financial, human resources and succession planning within the Company; recommend to the Board the establishment and administration of incentive compensation plans and programs and employee benefit plans and programs; recommends to the Board the payment of additional year-end contributions by the

Company under certain of its retirement plans; grants stock incentives to key employees of the Company and administer the Company's stock incentive plans; and reviews and recommends for Board approval compensation packages for new corporate officers and termination packages for corporate officers as requested by management.

Director Compensation

        The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during 2016 and 2015 awarded to, earned by or paid to our directors. The value attributable to any Warrant Awards reflects the grant date fair values of stock awards calculated in accordance with FASB Accounting Standards Codification Topic 718.

Name	Fees Earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Richard Chernicoff
2016	40,250	—	20,864	—	—	—	61,114
2015	20,923	—	60,742	—	—	—	81,665
Edward Kovalik
2016	47,250	—	20,864	—	—	—	68,114
2015	—	—	18,060	—	—	—	18,060
William Rosellini(1)
2016	38,205	—	—	—	—	—	38,205
2015	53,125	—	18,060	—	—	—	71,185
Richard Tyler
2016	44,125	—	20,864	—	—	—	64,989
2015	23,270	—	55,868	—	—	—	79,138
Christopher Robichaud(2)
2016	10,250	—	20,864	—	—	—	31,114
2015	—	—	—	—	—	—	—

(1)
Mr. William Rosellini elected not to continue serving on the Company's Board of Directors and his term ended with the annual shareholders meeting held on September 28, 2016.

(2)
Mr. Christopher Robichaud was elected to the Company's Board of Directors at the annual shareholders meeting held on September 28, 2016, filling the seat vacated by Mr. Rosellini.

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during 2016 and 2015 awarded to, earned by or paid to our executive officers. The value attributable to any Option Awards and Stock Awards reflects the grant date fair values of stock awards calculated in accordance with FASB Accounting Standards Codification Topic 718.

Name and Principal Position	Year	Salary	Bonus Awards	Stock Awards	Option Awards	Non-Equity Plan Compensation	Nonqualified Deferred Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Doug Croxall	2016	511,210	509,000	—	—	—	—	—	1,020,210
CEO and Chairman	2015	496,200	575,000	—	137,095	—	—	—	1,208,295
Francis Knuettel II	2016	250,000	185,000	—	—	—	—	—	435,000
CFO & Secretary	2015	250,000	215,000	—	91,396	—	—	—	556,396
James Crawford	2016	184,290	50,000	—	—	—	—	—	234,290
COO	2015	185,002	18,700	—	31,989	—	—	—	235,691
Enrique Sanchez(1)	2016	183,196	—	—	—	—	—	—	183,196
IP Counsel & SVP of Licensing	2015	220,833	25,000	—	45,698	—	—	—	291,531
Umesh Jani(2)	2016	225,000	—	—	—	—	—	—	225,000
CTO, SVP of Licensing	2015	225,000	43,500	—	45,698	—	—	—	314,198
David Liu(3)	2016	114,583	—	—	198,105	—	—	—	312,688
CTO	2015	—	—	—	—	—	—	—	—
Erich Spangenberg(4)	2016	150,000	200,000	—	357,264	—	—	—	707,264
Dir. of Acquisitions & Licensing	2015	—	—	—	—	—	—	—	—
Richard Chernicoff(5)	2016	120,000	—	—	—	—	—	—	120,000
Interim General Counsel	2015	255,500	12,500	—	709,492	—	—	—	977,492

(1)
Enrique Sanchez was appointed as the Senior Vice President of Licensing of the Company on November 3, 2014 and his employment with the Company terminated on September 22, 2016.

(2)
Umesh Jani was appointed as the Chief Technology Officer and SVP of Licensing of the Company on October 31, 2014 and his employment with the Company terminated on January 31, 2017.

(3)
David Liu was appointed as the Chief Technology Officer of the Company on July 18, 2016 and his employment with the Company was terminated on May 23, 2017.

(4)
Erich Spangenberg was appointed as the Director of Acquisitions and Licensing on May 11, 2016.

(5)
Richard Chernicoff was appointed as the Interim General Counsel on April 7, 2015 in addition to his responsibilities as a Director and his appointment as Interim General Counsel was terminated on July 31, 2016.

Employment Agreements

        On November 14, 2012, we entered into an employment agreement with Doug Croxall (the "Croxall Employment Agreement"), whereby Mr. Croxall agreed to serve as our Chief Executive Officer for a period of two years, subject to renewal, in consideration for an annual salary of $350,000 and an Indemnification Agreement. Additionally, under the terms of the Croxall Employment Agreement, Mr. Croxall shall be eligible for an annual bonus if we meet certain criteria, as established by the Board of Directors, subject to standard "claw-back rights" in the event of any restatement of any prior period earnings or other results as from which any annual bonus shall have been determined. As further consideration for his services, Mr. Croxall received a ten-year option award to purchase an aggregate of 307,692 shares of our common stock with an exercise price of $3.25 per share, which shall vest in twenty-four (24) equal monthly installments on each monthly anniversary of the date of the Croxall Employment Agreement. On November 18, 2013, we entered into Amendment No. 1 to the Croxall Employment Agreement ("Amendment"). Pursuant to the Amendment, the term of the Croxall

Agreement shall be extended to November 14, 2017, and Mr. Croxall's annual base salary shall be increased to $480,000, subject to a 3% increase every year, commencing on November 14, 2014.

        On March 1, 2013, Mr. James Crawford was appointed as our Chief Operating Officer. Pursuant to the employment agreement with Mr. Crawford dated March 1, 2013 ("Crawford Employment Agreement"). Mr. Crawford shall serve as our Chief Operating Officer for two years. The Crawford Employment Agreement shall be automatically renewed for successive one year periods thereafter. Mr. Crawford shall be entitled to a base salary at an annual rate of $185,000, with such upward adjustments as shall be determined by the Board of Directors in its sole discretion. Mr. Crawford shall also be entitled to an annual bonus if we meet or exceed criteria adopted by the Compensation Committee of the Board of Directors for earning bonuses. Mr. Crawford shall be awarded five-year stock options to purchase an aggregate of 76,923 shares of our common stock, with a strike price based on the closing price of our common stock on March 1, 2013, vesting in twenty-four (24) equal installments on each monthly anniversary of March 1, 2013, provided Mr. Crawford is still employed by us on each such date.

        On May 15, 2014, we entered into a three-year executive employment agreement with Francis Knuettel II ("Knuettel Employment Agreement"), pursuant to which Mr. Knuettel will serve as the Chief Financial Officer of the Company, effective May 15, 2014. Pursuant to the terms of the Knuettel Employment Agreement, Mr. Knuettel shall receive a base salary at an annual rate of $250,000 and an annual bonus up to 75% of Mr. Knuettel's base salary as determined by the Compensation Committee of the Board of Directors. As further consideration for Mr. Knuettel's services, the Company agreed to issue Mr. Knuettel ten-year stock options to purchase an aggregate of 290,000 shares of common stock, with a strike price of $4.165 per share, vesting in thirty-six (36) equal installments on each monthly anniversary of the date of the Knuettel Employment Agreement, provided Mr. Knuettel is still employed by the Company on each such date. On April 7, 2017, the Compensation Committee recommded to the Company's Board, and the Company's Board accepted such recommendation, that Mr. Knuettel's compensation be increased to $360,000 per annum, effective April 16, 2017. All other terms of the Knuettel Employment Agreement remain unchanged.

        On October 31, 2014, we entered into a two-year executive employment agreement with Umesh Jani ("Jani Employment Agreement") pursuant to which Mr. Jani shall serve as the Company's Chief Technology Officer and SVP Licensing. Pursuant to the terms of the Jani Employment Agreement, Mr. Jani shall receive a base salary at an annual rate of $225,000 and an annual incentive compensation of up to 100% of the base salary, as determined by the Compensation Committee. As further consideration for Mr. Jani's services, the Company agreed to issue him ten-year stock options under the Company's 2014 Equity Incentive Plan to purchase an aggregate of 100,000 shares of common stock, with an exercise price of $6.40 per share. The options shall vest in thirty-six (36) equal installments on each monthly anniversary of the date of the Jani Employment Agreement, provided Mr. Jani is still employed by the Company on each such date. Mr. Jani's employment with the Company was terminated on January 31, 2017.

        On November 3, 2014, we entered into a two-year executive employment agreement ("Sanchez Employment Agreement") with Rick Sanchez, effective October 31, 2014, pursuant to which Mr. Sanchez shall serve as the Company's Senior Vice President of Licensing. Pursuant to the terms of the Sanchez Employment Agreement, Mr. Sanchez shall receive a base salary at an annual rate of $215,000 and an annual incentive compensation of up to 100% of the base salary, as determined by the Compensation Committee. As further consideration for Mr. Sanchez's services, the Company agreed to issue him ten-year stock options under the Company's 2014 Equity Incentive Plan to purchase an aggregate of 160,000 shares of common stock, with an exercise price of $6.40 per share. The options shall vest in thirty-six (36) equal installments on each monthly anniversary of the date of the Sanchez Employment Agreement, provided Mr. Sanchez is still employed by the Company on each such date. Mr. Sanchez's employment with the Company was terminated on September 22, 2016.

        On April 7, 2015 (the "Chernicoff Effective Date"), the Company entered into a consulting agreement (the "Consulting Agreement") with Richard Chernicoff, a member of the Company's Board of Directors, pursuant to which Mr. Chernicoff shall provide certain services to the Company, including serving as the interim General Counsel and interim General Manager of commercial product commercialization development. Pursuant to the terms of the Consulting Agreement, Mr. Chernicoff shall receive a monthly retainer of $27,000 and a ten (10) year stock option to purchase 280,000 shares of the Company's common stock (the "Award") pursuant to the Company's 2014 Equity Incentive Plan. The stock options shall have an exercise price of $6.76 per share, the closing price of the Company's common stock on the date immediately prior to the Board of Directors approval of such stock options and the options shall vest as follows: 25% of the Award shall vest on the twelve month anniversary of the Effective Date and thereafter 2.083% on the 21st day of each succeeding calendar month for the following twelve months, provided Mr. Chernicoff continues to provide services (in addition to as a member of the Company's Board of Directors) at the time of vesting. The Award shall be subject in all respects to the terms of the 2014 Plan Equity Incentive Plan. Notwithstanding anything herein to the contrary, the remainder of the Award shall be subject to the following as an additional condition of vesting: (A) options to purchase 70,000 shares of the Company's common stock under the Award shall not vest at all unless the price of the Company's common stock while Mr. Chernicoff continues as an officer and/or director reaches $8.99 and (B) options to purchase 70,000 shares of the Company's common stock under the Award shall not vest at all unless the price of the Company's common stock while Mr. Chernicoff continues as an officer and/or director reaches $10.14.

        On May 10, 2016, the Company entered into an executive employment agreement with Erich Spangenberg ("Spangenberg Agreement") pursuant to which Mr. Spangenberg would serve as the Company's Director of Acquisitions, Licensing and Strategy. As part of the consideration, the Company agreed to grant Mr. Spangenberg a ten-year stock option to purchase an aggregate of 500,000 shares of Common Stock, with a strike price of $1.87 per share, vesting in twenty-four (24) equal installments on each monthly anniversary of the date of the Spangenberg Agreement. The options were valued based on the Black-Scholes model, using the strike and market prices of $1.87 per share, an expected term of 5.75 years, volatility of 47% based on the average volatility of comparable companies over the comparable prior period and a discount rate as published by the Federal Reserve of 1.32%.

        On June 29, 2016, we entered into an employment agreement ("Liu Employment Agreement") with David Liu, effective no later than August 1, 2016, pursuant to which Mr. Liu shall serve as the Company's Chief Technology Officer. Pursuant to the terms of the Liu Employment Agreement, Mr. Liu shall receive a base salary at an annual rate of $250,000 and annual incentive compensation of up to 100% of the base salary, as determined by the Compensation Committee. As further consideration for Mr. Liu's services, the Company agreed to issue him ten-year stock options under the Company's 2014 Equity Incentive Plan to purchase an aggregate of 150,000 shares of common stock, with an exercise price of $2.79 per share. The options shall vest in thirty-six (36) equal installments on each monthly anniversary of the date of the Liu Employment Agreement, provided Mr. Liu is still employed by the Company on each such date. Mr. Liu's employment with the Company was terminated on March 15, 2017.

Outstanding Equity Awards at 2016 Fiscal Year-End

        On August 1, 2012, our board of directors and stockholders adopted the 2012 Equity Incentive Plan, pursuant to which 1,538,462 shares of our common stock are reserved for issuance as awards to employees, directors, consultants, advisors and other service providers.

        On September 16, 2014, our board of directors adopted the 2014 Plan. The 2014 Plan authorizes the Company to grant stock options, restricted stock, preferred stock, other stock based awards, and performance awards to purchase up to 2,000,000 shares of stock and the 2014 Plan is subject to shareholder approval on or prior to September 16, 2015. Awards may be granted to the Company's directors, officers, consultants, advisors and employees. Unless earlier terminated by the Board, the 2014 Plan will terminate, and no further awards may be granted, after September 16, 2024. As of May 23, 2017, the following sets forth the option and stock awards to officers of the Company.

	Number of securities underlyng unexercised options(1) (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) unexercisable	Option exercise price ($)	Option expiration date
Doug Croxall	307,692	—	—	$3.25	11/14/22
Doug Croxall	200,000	—	—	$2.97	11/18/23
Doug Croxall	131,250	18,750	—	$1.86	10/14/25
James Crawford	38,462	—	—	$2.47	06/19/18
James Crawford	30,000	—	—	$4.17	05/14/24
James Crawford	80,000	—	—	$6.40	10/31/24
James Crawford	30,625	4,375	—	$1.86	10/14/25
Francis Knuettel II	290,000	—	—	$4.17	05/14/24
Francis Knuettel II	100,000	—	—	$6.40	10/31/24
Francis Knuettel II	87,500	12,500	—	$1.86	10/14/25

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Other than disclosed herein, there were no transactions during the year ended December 31, 2016 or any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Persons

        We have not adopted written policies and procedures specifically for related person transactions. Our Board of Directors is responsible for approving all related party transactions. The independent directors that are on our Board of Directors are responsible to approve all related party transactions that involve Mr. Croxall, if any.

PROPOSAL ONE

PROPOSAL FOR
APPROVAL OF AMENDMENT TO THE COMPANY'S
ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

(Proposal 1 on Proxy Card and Voting Instruction Form)

General

        Our Board of Directors has adopted a resolution declaring advisable and recommending to the stockholders for their approval a proposal to amend the Company's restated certificate of incorporation, as amended to date, to effect a reverse stock split of the Company's issued and outstanding common stock at any whole number ratio between, and inclusive of, one-for-four and one-for-twenty five (the "Reverse Stock Split"). Approval of this Proposal Number 1 would grant our Board the authority, without further action by the stockholders, to carry out the Reverse Stock Split, at any time within twelve months after the date stockholder approval for the Reverse Stock Split is obtained from our stockholders, with the exact exchange ratio and timing of the Reverse Stock Split (if at all) to be determined at our Board's discretion.

        Our Board's decision whether or not (and when) to effect a Reverse Stock Split (and at what whole number ratio to effect the Reverse Stock Split) will be based on a number of factors, including market conditions, existing and anticipated trading prices for our common stock and the confidential listing requirements of the NASDAQ Capital Market ("NASDAQ"). On May 17, 2016, we received a notification from Nasdaq indicating that the Company was not in compliance with the Minimum bid price requirement set forth in Nasdaq Rules for continuous listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share. In the event that our common stock was delisted from the Nasdaq Capital Market, trading would likely continue on an alternate market such as OTCQB.

        A sample form of the certificate of amendment relating to this Proposal Number 1, which we would complete and file with the Secretary of State of the State of Nevada to carry out the Reverse Stock Split, is attached to this proxy statement as Annex A (the "Amendment"). Stockholders are encouraged to review this carefully as it would modify the capitalization of the Company upon its effectiveness.

        As explained below, we are asking our stockholders to approve this Proposal Number 1 because we believe a Reverse Stock Split would result in a higher price per share for the outstanding shares of our common stock, which we require to satisfy the continued listing requirements of the Nasdaq Capital Market and make our stock more marketable to investors, retail and institutional alike, as investors often have restrictions associated with, or concerns about investing in, "penny" or other low priced stocks. In addition, as explained below, the Reverse Stock Split, if approved by our stockholders and implemented by our Board, would result in an effective increase in the number of authorized shares of common stock available to us for future issuance to fund our continued operations and to grow our business.

Determination of Ratio

        The ratio of the reverse stock split, if approved and implemented, will be a ratio of not less than 1 for 4 and not more than 1 for 25, as determined by the Board in its sole discretion. In determining the reverse stock split ratio, the Board will consider numerous factors, including:

  •
  the historical and projected performance of our common stock;

  •
  prevailing market conditions;

  •
  general economic and other related conditions prevailing in our industry and in the marketplace;

  •
  the projected impact of the selected reverse stock split ratio on trading liquidity in our common stock and our ability to continue the common stock's listing on the Nasdaq Capital Market;

  •
  our capitalization (including the number of shares of common stock issued and outstanding);

  •
  the prevailing trading price for our common stock and the volume levels thereof; and

  •
  potential devaluation of our market capitalization as a result of a reverse stock split.

        The purpose of asking for authorization to implement the reverse stock split at a ratio to be determined by the Board, as opposed to a ratio fixed in advance, is to give the Board the flexibility to take into account then-current market conditions and changes in the price of our common stock and to respond to other developments that may be deemed relevant when considering the appropriate ratio.

What to Expect from a Reverse Stock Split

        If approved by our stockholders, the Reverse Stock Split would be implemented simultaneously for all of our then-outstanding common stock. The Reverse Stock Split would affect all of our common and preferred stockholders uniformly and would not affect any stockholder's percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share, because fractional shares would be rounded up to the nearest whole share. Shares of common stock issued pursuant to the Reverse Stock Split (the "New Shares") would remain fully paid and nonassessable. The Reverse Stock Split would not affect our continuing to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. Outstanding derivative securities, such as options and warrants, exercisable for, or convertible into, our common stock would be proportionally adjusted, as would the exercise and conversion prices of those derivative securities.

        In addition, all other things being equal, a reverse stock split by a publicly traded company reduces the number of shares outstanding but technically leaves the market capitalization of the Company the same, which should increase the price per share of the Company's stock. Put another way, after a reverse stock split, the enterprise value of the Company is spread over fewer shares and so the per share price of the stock should be commensurately higher. As an example, a hypothetical company with a market value of $50 million and 100 million shares outstanding would have a trading price of $0.50 per share ($50 million divided by 100 million), while the same company with only 25 million shares outstanding would have a trading price of $2.00 per share ($50 million divided by 25 million). We can therefore anticipate, but can give no assurance, that the Reverse Stock Split would proportionately increase the per share trading price of our outstanding common stock by an amount approximately equal to the inverse of the ratio selected by the Board (for example, an increase of 10 times current trading price for a one-for-ten Reverse Stock Split).

Rationale for a Reverse Stock Split

  National Securities Exchange Listing

        Our primary reason for seeking to effect the Reverse Stock Split is that the Reverse Stock Split could better enable us to continue the listing of our stock on the Nasdaq Capital Market. On May 17, 2016, we received a notification from Nasdaq indicating that the Company was not in compliance with the Minimum bid price requirement set forth in Nasdaq Rules for continuous listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share. In the event that our common stock was delisted from the Nasdaq Capital Market, trading would likely continue on an alternate market such as OTCQB. Alternative markets like the OTCQX market are generally considered to be less efficient and not as widely followed as other exchanges like those operated by the Nasdaq Stock Market, Inc. In order for us to list our common stock on the Nasdaq Capital Market, we must continue to satisfy certain listing standards, including, maintaining a closing price of $1.00 per share or higher for a sustained period of time, but in no event for less than 30 consecutive trading days. As of May23, 2017, the closing price for our Common Stock as reported on Nasdaq market was $0.24 per share. Therefore, the Reverse Stock Split could help us maintain our listing on the Nasdaq Capital Market.

        While no assurances can be given, our Board believes that the Reverse Stock Split should result in an increase in our price per share, and thereby help us meet the $1.00 per share minimum closing price requirement and other pricing requirements.

  Effective Increase in Authorized Shares

        Because the Reverse Stock Split would decrease the number of shares of common stock outstanding and the number of shares reserved for outstanding derivative securities, such as warrants and options, without changing the Company's authorized capital in any way, there would be a greater proportion of shares available for issuance following the Reverse Stock Split, as set forth above. We believe this effective increase in the number of shares authorized but unissued is important to the future growth of the Company because we expect to raise additional funds in order to fund our working capital and other corporate needs, for future acquisitions of assets, programs or businesses, and for other corporate purposes.

        The Reverse Stock Split would not have any immediate effect on the proportionate voting power or other rights of our existing stockholders. However, upon issuance, any additional shares of authorized common stock issued would have rights identical to our currently outstanding shares of common stock. To the extent that the additional authorized shares of capital stock are issued in the future, they may decrease the voting rights of existing stockholders and, depending on the price at which they are issued, could be economically dilutive to existing stockholders and have a negative effect on the market price of the common stock. Current stockholders have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock in order to maintain their proportionate ownership of the Company. We could also use the additional shares of capital stock for potential strategic transactions including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations, and investments, although we have no definitive present plans to do so. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect our business or the trading price of our stock. However, we believe the effective increase in our authorized capital will be important to preserving our ability to opportunistically acquire assets and technologies to grow our business; a vote against this proposal could therefore hurt our ability to grow our business and complete our existing product development efforts.

        Management is unaware of any specific effort to obtain control of the Company, and has no present intention of using the proposed effective increase in the number of authorized shares of common stock as an anti-takeover device. However, our authorized, but unissued, capital stock could be used to make an attempt to effect a change in control more difficult.

        The table below illustrates the number of shares of common stock authorized for issuance following the reverse stock split depending on the proposal ratio, the approximate number of shares of common stock that would remain outstanding following the reverse stock split, the approximate number of shares of common stock reserved for future issuance upon exercise of outstanding options and warrants following the reverse stock split, and the number of unreserved shares of common stock available for future issuance following the reverse stock split. The information in the following table is based on 23,257,472 shares of common stock issued and outstanding as of the Company is authorized to issue up to 200,000,000 shares of common stock May 23, 2017 and 8,357,171 shares reserved for future issuance as of May 23, 2017.

Proposed Ratio	Number of Common Shares Authorized	Approximate Number of Common Shares Outstanding	Approximate Number of Common Shares Reserved for Future Issuance	Approximate Number of Unreserved Common Shares Available for Future Issuance
1-for-4	200,000,000	5,814,368	2,089,293	192,096,339
1-for-10	200,000,000	2,325,747	835,717	196,838,536
1-for-15	200,000,000	1,550,498	557,145	197,892,357
1-for-20	200,000,000	1,162,874	417,859	198,419,267
1-for-25	200,000,000	930,299	334,287	198,735,414

        As reflected in the table above, the number of authorized shares of our common stock will not be reduced by the reverse stock split. Accordingly, the reverse stock split will have the effect of creating additional unissued and unreserved shares of our common stock. We have no current arrangements or understandings providing for the issuance of any of the additional authorized and unreserved shares of our common stock that would be available as a result of the proposed reverse stock split. However, these additional shares may be used by us for various purposes in the future without further stockholder approval (subject to applicable Nasdaq Marketplace Rules), including, among other things: (i) raising capital necessary to fund our future operations, (ii) providing equity incentives to our employees, officers, directors and consultants, (iii) entering into collaborations and other strategic relationships and (iv) expanding our business through the acquisition of other businesses or products.

Certain Risks Associated with the Reverse Stock Split

        While we believe the proposed Reverse Stock Split is critically important to our Company and its stockholders, the Reverse Stock Split does carry with it several significant risks.

        We cannot assure you, for example, that the market price per share of our common stock after the Reverse Stock Split will rise or remain constant in proportion to the reduction in the number of shares of common stock outstanding before the Reverse Stock Split. For example, using the closing price of our common stock on May 23, 2017 of $0.24 per share as an example, if our Board were to implement the Reverse Stock Split at a one for five ratio, we cannot assure you that the post-split market price of our common stock would be or would remain at a price of five times greater than $0.24. In some cases, the market price of a company's shares declines after a reverse stock split. Thus, while our stock price might meet the continued listing requirements for the Nasdaq Capital Market initially, we cannot assure you that it would continue to do so for the thirty consecutive trading days necessary to continue to meet its initial listing requirements.

        The market price of our common stock will also be based on our performance and other factors, most of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

        There can, however, be no assurance that either or both of the Reverse Stock Split and a possible exchange listing will increase the liquidity of the market for our common stock. In particular, based on an approximate public float number of 21,938,242 outstanding shares of common stock, the reverse split will reduce the number of publicly held shares of our common stock (i.e., the holdings of persons other than our officers, directors, and significant stockholders) to approximately 4,387,648 shares (if effected on a 1-for-5 basis) and to approximately 1,096,912 shares (if effected on a 1-for-20 basis). The relatively small number of shares in the public float could materially and adversely affect the liquidity of our common stock following the Reverse Stock Split. In addition, we anticipate that as a result of the reverse split, the holdings of some of our stockholders will be reduced to less than a "round lot" (100 shares). Such holders could find it difficult to sell such "odd lots" and are likely to incur increased transaction costs should they seek to do so.

        We also cannot assure you that the Reverse Stock Split will result in per share stock prices that will attract additional investors or increase analyst coverage. In addition, a successful Reverse Stock Split does not guarantee the Company will continue to satisfy the other continued listing requirement of the Nasdaq Capital Market.

Certain Risks Associated with Not Adopting the Reverse Stock Split Charter Amendment

        Failure to carry out the Reverse Stock Split also carries several significant risks:

  •
  If our stockholders do not approve the Reserve Stock Split, we may be unable to meet the share price requirement necessary to maintain the listing of our common stock on the Nasdaq Capital Market which could result in a lack of liquidity for our common stock.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

        If the stockholders approve this Proposal Number 1 to authorize our Board to implement the Amendment and our Board of Directors decides to implement the Amendment, we will amend Section FIFTH of our Amended and Restated Certificate of Incorporation to replace same with substantially the following paragraph:

          "Subject to the remainder of this Article 3.01, effective on [        ], 2017 (the "Effective Time"), a reverse stock split of the Common Stock will be effected such that every [four-twenty five] shares of Common Stock issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") will be reclassified and converted into one share of Common Stock (the "New Common Stock"), automatically and without any action on the part of the holder thereof, subject to the treatment of fractional share interests as described below. Each old certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock (the "Old Certificates") shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such Old Certificate shall have been reclassified. All fractional shares of Common Stock shall be rounded to the next higher whole number of shares of Common Stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which new certificates (the "New Certificates") shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting the exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that transfer taxes are not payable. From and after the Effective Time, the amount of capital represented by the shares of New Common Stock into which and for which the shares of Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law."

        If this Proposal Number 1 is approved by our stockholders, we would file the Amendment with the Nevada Secretary of State at such time as our Board of Directors has determined the appropriate effective time for the Reverse Stock Split. Our Board of Directors may delay effecting the Amendment without resoliciting stockholder approval to any time within twelve months after the date stockholder approval is obtained (if at all). The Amendment would become effective on the date the Amendment is filed with the Nevada Secretary of State (the "Reverse Split Effective Date"). Beginning on the Reverse Split Effective Date, each certificate representing Old Shares would be deemed for all corporate purposes to evidence ownership of New Shares.

        As soon as practicable after the Reverse Split Effective Date, stockholders would be notified that the Reverse Stock Split has been effected. Holders of Old Shares may then surrender certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures required by our transfer agent. Any Old Shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, would automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL NOTIFIED OF THE REVERSE SPLIT EFFECTIVE DATE.

Fractional Shares

        No fractional shares would be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares, would be entitled to rounding up of their fractional share to the nearest whole share.

Effect on Convertible Shares, Options, Warrants and Other Securities

        All outstanding options, warrants and other securities, entitling their holders to purchase or acquire shares of our common stock would be adjusted as a result of the Reverse Stock Split, as required by the terms of each security. In particular, the conversion ratio for each security would be reduced proportionately, and the exercise price, if applicable, would be increased proportionately, in accordance with the terms of each security and based on the exchange ratio implemented in the Reverse Stock Split.

Accounting Matters

        The Amendment would not affect the common stock capital account on our balance sheet. As of the Reverse Split Effective Date, the stated capital on our balance sheet attributable to our common stock would be reduced proportionately based on the selected exchange ratio, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. In future financial statements, we would restate net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split to give retroactive effect to the Reverse Stock Split. The per share net income or loss and net book value of our common stock would be increased because there would be fewer shares of our common stock outstanding.

Discretionary Authority of the Board of Directors to Abandon Reverse Stock Split

        Our Board reserves the right to abandon the Amendment without further action by our stockholders at any time before the effectiveness of the filing with the Nevada Secretary of State of the certificate of amendment to the Company's certificate of incorporation, even if the Reverse Stock Split has been authorized by our stockholders at the Annual Meeting. By voting in favor of the Reverse Stock Split, you are expressly also authorizing our Board to determine not to proceed with, and abandon, the Reverse Stock Split, if it should so decide.

        STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR TRANSFER AGENT.

Accounting Consequences

        The par value of our common stock will remain unchanged at $0.0001 per share after the reverse stock split. As a result, our stated capital, which consists of the par value per share of the common stock multiplied by the aggregate number of shares of the common stock issued and outstanding, will be reduced proportionately at the effective time of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of common stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share, book value per share, net income and other per share amounts will be increased as a result of the reverse stock split because there will be fewer shares of common stock outstanding.

Potential Anti-Takeover Effect

        Although in certain circumstances the increased proportion of unissued authorized shares to issued shares could have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company and another company), the proposed reverse stock split is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of the Company, and it is not part of a plan by management to recommend a series of similar actions to the Board and stockholders. Other than seeking approval for the Board to amend the Certificate of Incorporation to effect the reverse stock split, the Board currently does not contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to effect a change control of the Company.

No Going Private Transaction

        Notwithstanding the decrease in the number of outstanding shares following the implementation of the reverse stock split, the Board of Directors does not intend for this transaction to be the first step in a "going private transaction" within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, and the implementation of the proposed reverse stock split will not cause the Company to go private.

Book-Entry Shares

        If the reverse stock split is effected, stockholders who hold uncertificated shares (i.e. shares held in book entry form and not represented by a physical certificate), whether as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent (and for beneficial owners by their brokers or banks that hold the shares in street name for their benefit, as the case may be) to give effect to the reverse stock split.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

        The following is a summary of certain material U.S. federal income tax consequences of the reverse stock split to holders of our common stock. It addresses only U.S. stockholders who hold the pre-reverse stock split common stock and post-reverse stock split common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and does not account for or consider the federal income tax consequences to stockholders in light of their individual investment circumstances or to stockholders subject to special treatment under the federal income tax laws, including but not limited to:

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  banks, financial institutions, thrifts, mutual funds or trusts;

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  tax-exempt organizations;

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  insurance companies;

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  dealers in securities or foreign currency;

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  real estate investment trusts, personal holding companies, regulated investment companies, or passive foreign investment companies;

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  foreign or United States expatriate stockholders;

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  stockholders who are not "United States persons," as defined in Section 7701 of the Internal Revenue Code;

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  controlled foreign corporations;

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  stockholders with a functional currency other than the U.S. dollar;

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  stockholders who hold the pre-reverse stock split common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment;

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  stockholders who hold the pre-reverse stock split common stock as "qualified small business stock" within the meaning of Section 1202 of the Internal Revenue Code;

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  common trusts;

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  traders, brokers, or dealers in securities who elect to apply a mark-to-market method of accounting;

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  partnerships or other pass-through entities or investors in such entities;

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  stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

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  stockholders who acquired their pre-reverse stock split common stock pursuant to the exercise of employee stock options, through a tax-qualified retirement plan, or otherwise as compensation; or

  •
  holders of warrants or stock options.

        In addition, this discussion does not address any tax considerations under state, local, gift, or foreign tax laws.

        This summary is based upon the Internal Revenue Code, existing and proposed U.S. Treasury regulations promulgated thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as in effect on the date hereof and all of which are subject to differing interpretations. Any of these authorities could be repealed, overruled, or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences of the reverse stock split to vary substantially from the consequences described herein. Further, no ruling from the Internal Revenue Service (the "IRS") or opinion of legal or tax counsel will be obtained with respect to the matters discussed herein, and there is no assurance or guarantee that the IRS would agree with the conclusions set forth in this summary. This information is not intended as tax advice to any person and may not be relied upon to avoid penalties.

        STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING

THE APPLICABILITY OF ANY STATE, LOCAL, GIFT, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION OR AUTHORITY.

        The reverse stock split is intended to constitute a "recapitalization" within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. Certain filings with the IRS must be made by the Company and certain "significant holders" of our common stock in order for the reverse stock split to qualify as a recapitalization. The tax consequences discussed below assume that the reverse stock split is treated as a recapitalization and that the common stock is held by each stockholder as a capital asset:

  •
  A stockholder generally will not recognize gain or loss as a result of the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse stock split common stock. A stockholder who receives cash in lieu of a fractional share interest in the post-reverse stock split common stock generally will recognize gain or loss equal to the difference, if any, between the cash received and the portion of the tax basis of the pre-reverse stock split common stock allocated to the fractional share interest. Subject to the limitations above, such gain or loss will be long-term capital gain or loss if the pre-reverse stock split common stock was held for more than one year by the stockholder at the time of the reverse stock split. If a stockholder is an individual, such gain may also be subject to an additional 3.8% Medicare tax if such stockholder attains certain income thresholds.

  •
  A stockholder's aggregate tax basis of the post-reverse stock split common stock received in the reverse stock split will generally be equal to the aggregate tax basis of the pre-reverse stock split common stock exchanged therefore (excluding any portion of the stockholder's tax basis allocated to fractional share interests).

  •
  A stockholder's holding period for the common stock held post-reverse stock split will include the holding period of the pre-reverse stock split common stock exchanged.

  •
  No gain or loss for federal income tax purposes will be recognized by the Company as a result of the reverse stock split.

        Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the reverse stock split. In addition, stockholders may be subject to backup withholding (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally may be refunded or allowed as a credit against the stockholder's federal income tax liability, if any, provided the required information is timely furnished to the IRS.

        The foregoing discussion is intended only as a summary of certain U.S. federal income tax consequences of the reverse stock split and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences of the reverse stock split.

Vote Required to Approve Proposal 1

        The affirmative vote of the holders of Shares representing a majority of all of the Company's Shares entitled to vote as of the Record Date is required to approve the amendment to our restated certificate of incorporation to implement a reverse stock split. Abstentions and broker non-votes will be counted towards the tabulation of votes cast on this proposal and will have the same effect as a negative vote. Brokerage firms do not have authority to vote customers' un-voted Shares held by the firms in street name on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL NO. 1.

PROPOSAL NO. 2

        APPROVAL OF ISSUANCE OF SECURITIES IN ONE OR MORE NON-PUBLIC OFFERINGS WHERE THE MAXIMUM DISCOUNT AT WHICH SECURITIES WILL BE OFFERED AT A PRICE WILL BE EQUIVALENT TO A DISCOUNT OF UP TO 25% BELOW THE MARKET PRICE OF OUR COMMON STOCK IN ACCORDANCE WITH NASDAQ MARKETPLACE RULE 5635(d)

        Our common stock is currently listed on The Nasdaq Capital Market and, as such, we are subject to Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 5635(d) ("Rule 5635(d)") requires us to obtain stockholder approval prior to the issuance of our common stock in connection with certain non-public offerings involving the sale, issuance or potential issuance by the Company of common stock (and/or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock outstanding before the issuance. Shares of our common stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such non-public offerings will be considered shares issued in such a transaction in determining whether the 20% limit has been reached, except in certain circumstances such as issuing warrants that are not exercisable for a minimum of six months and have an exercise price that exceeds market value. We may effectuate the approved offerings or transactions in one or more transactions, subject to the limitations herein.

        We may seek to raise additional capital to implement our business strategy and enhance our overall capitalization as well as to meet our continuing shareholder's equity requirements pursuant to Nasdaq Marketplace Rules. We have not determined the particular terms for such prospective offerings. Because we may seek additional capital that triggers the requirements of Rule 5635(d), we are seeking stockholder approval now, so that we will be able to move quickly to take full advantage of any opportunities that may develop in the equity markets.

        We hereby submit this Proposal 2 to our stockholders for their approval of the potential issuance of shares of our common stock, or securities convertible into our common stock, in one or more non-public capital-raising transactions, or offerings:

  •
  The aggregate number of shares issued in the offerings will not exceed 40,000,000 shares of our common stock, subject to adjustment for any reverse stock split effected prior to the offerings (including pursuant to preferred stock, options, warrants, convertible debt or other securities exercisable for or convertible into common stock);

  •
  The total aggregate consideration will not exceed $15 million;

  •
  The maximum discount at which securities will be offered (which may consist of a share of common stock and a warrant for the issuance of up to an additional share of common stock) will be equivalent to a discount of up to 25% below the market price of our common stock at the time of issuance in recognition of the limited public float of our traded common stock and historical volatility making the pricing discount of our stock required by investors at any particular time difficult, at this time, to predict.

  •
  Such offerings will occur, if at all, on or before May 30, 2018; and

  •
  Such other terms as the Board of Directors shall deem to be in the best interests of the Company and its stockholders, not inconsistent with the foregoing.

        The issuance of shares of our common stock, or other securities convertible into shares of our common stock, in accordance with any offerings would dilute, and thereby reduce, each existing stockholder's proportionate ownership in our common stock. The stockholders do not have preemptive rights to subscribe to additional shares that may be issued by the Company in order to maintain their proportionate ownership of the common stock.

        The issuance of shares of common stock in one or more non-public offerings could have an anti-takeover effect. Such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

        The Board of Directors has not yet determined the terms and conditions of any offerings. As a result, the level of potential dilution cannot be determined at this time, but as discussed above, we may not issue more than 40,000,000 shares of common stock in the aggregate pursuant to the authority requested from stockholders under this proposal (subject to adjustment for any reverse stock split). It is possible that if we conduct a non-public stock offering, some of the shares we sell could be purchased by one or more investors who could acquire a large block of our common stock. This would concentrate voting power in the hands of a few stockholders who could exercise greater influence on our operations or the outcome of matters put to a vote of stockholders in the future.

        We cannot determine what the actual net proceeds of the offerings will be until they are completed, but as discussed above, the aggregate dollar amount of the non-public offerings will be no more than $15 million. If all or part of the offerings is completed, the net proceeds will be used for general corporate purposes. We currently have no arrangements or understandings regarding any specific transaction with investors, so we cannot predict whether we will be successful should we seek to raise capital through any offerings.

Required Vote

        The affirmative vote of a majority of the votes cast for this proposal is required to approve the issuance of securities in one or more non-public offerings, as required by and in accordance with Nasdaq Marketplace Rule 5635(d). Abstentions and broker non-votes will be counted towards the tabulation of votes cast on this proposal and will have the same effect as a negative vote. Brokerage firms do not have authority to vote customers' un-voted Shares held by the firms in street name on this proposal.

        The issuance of shares of our common stock, or other securities convertible into shares of our common stock, in accordance with any offerings would dilute, and thereby reduce, each existing stockholder's proportionate ownership in our common stock. The stockholders do not have preemptive rights to subscribe to additional shares that may be issued by the Company in order to maintain their proportionate ownership of the common stock.

        The issuance of shares of common stock in one or more non-public offerings could have an anti-takeover effect. Such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

        The Board of Directors has not yet determined the terms and conditions of any offerings. As a result, the level of potential dilution cannot be determined at this time. It is possible that if we conduct a non-public stock offering, some of the shares we sell could be purchased by one or more investors who could acquire a large block of our common stock. This would concentrate voting power in the hands of a few stockholders who could exercise greater influence on our operations or the outcome of matters put to a vote of stockholders in the future.

        We cannot determine what the actual net proceeds of the offerings will be until they are completed. If all or part of the offerings is completed, the net proceeds will be used for general corporate purposes. We currently have no arrangements or understandings regarding any specific transaction with investors, so we cannot predict whether we will be successful should we seek to raise capital through any offerings.

 VOTE REQUIRED

        The affirmative vote of a majority of the votes cast for this proposal is required to approve the issuance of securities in one or more non-public offerings at a discount to the market price of up to 25%, as required by and in accordance with Nasdaq Marketplace Rule 5635(d).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL NO. 2.

PROPOSAL NO. 3

        APPROVAL OF ISSUANCE OF SECURITIES IN ONE OR MORE NON-PUBLIC OFFERINGS WHERE THE MAXIMUM DISCOUNT AT WHICH SECURITIES WILL BE OFFERED WILL BE EQUIVALENT TO A DISCOUNT OF UP TO 15% BELOW THE MARKET PRICE OF OUR COMMON STOCK IN ACCORDANCE WITH NASDAQ MARKETPLACE RULE 5635(d)

        In the event that the stockholders do not approve Proposal 2, the Board recommends the stockholders approve the following proposal which is identical to Proposal 2 except that the maximum discount at which securities of the Company will be offered will be equivalent to a discount of up to 15% below the market price for our common stock at the time of issuance. The Board of Directors desires to give the Company's stockholders a meaningful opportunity to make an informed decision regarding the maximum discount below the market price for our common stock to be authorized for future issuance consistent with the principles adopted by NASDAQ (as defined below) and believes providing stockholders several options permits a meaningful informed decision. In the event both Proposal 2 and Proposal 3 are approved by stockholders, only Proposal 2 shall be deemed to have any effect.

VOTE REQUIRED

        The affirmative vote of a majority of votes cost for this proposal is required to approve the issuance of securities in one or more public offerings at a discount to the market price of up to 15%, as required by and in accordance with Nasdaq Marketplace Rule 5635 (d).

THE BOAD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL NO. 3.

PROPOSAL NO. 4

        APPROVAL OF ANY CHANGE OF CONTROL THAT COULD RESULT FROM THE POTENTIAL ISSUANCE OF SECURITIES IN ONE OR MORE NON-PUBLIC OFFERINGS AS AUTHORIZED BY THE STOCKHOLDERS IN PROPOSALS 2 AND 3 IN ACCORDANCE WITH NASDAQ MARKETPLACE RULE 5635(b)

        Nasdaq Marketplace Rule 5635(b) requires us to obtain stockholder approval prior to certain issuances with respect to common stock or securities convertible into common stock which will result in a change of control of the Company. This rule does not specifically define when a change in control of a Company may be deemed to occur. However, guidance suggests that a change of control would occur, subject to certain limited exceptions, if after a transaction a person or an entity will hold 20% or more of the Company's then outstanding capital stock. For the purpose of calculating the holdings of such person or entity, The Nasdaq Capital Market would take into account, in addition to the securities received by such person or entity in the transaction, all of the shares owned by such person or entity unrelated to the transaction and would assume the conversion of any convertible securities held by such person or entity. We do not anticipate that the issuance of securities pursuant to Proposal 2, as applicable, if authorized by the stockholders, will result in a change in control. We are seeking the stockholders' approval on any change in control in accordance with Nasdaq Marketplace Rule 5635(b) in the event that potential issuance of securities in the offerings proposed in Proposals 2 or 3, as applicable, would result in a change in control.

        Stockholders should note that a change of control as described under Nasdaq Marketplace Rule 5635(b) applies only with respect to the application of such Nasdaq rule. Neither Nevada law nor our articles of incorporation or bylaws requires us to obtain stockholder approval of such change in control.

Vote Required for Approval

        The affirmative vote of a majority of the votes cast for this proposal is required to approve any change of control that could result from the potential issuance of securities in the non-public offerings following approval of Proposals 2 or 3, as required by and in accordance with Nasdaq Marketplace Rule 5635(b).

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL NO. 4.

OTHER MATTERS

        The Board knows of no matter to be brought before the special meeting other than the matters identified in this proxy statement. However, if any other matter properly comes before the annual meeting or any adjournment of the meeting, it is the intention of the persons named in the proxy solicited by the Board to vote the shares represented by them in accordance with their best judgment.

ANNUAL REPORT

        Upon written request to Secretary, Marathon Patent Group, Inc. at 11100 Santa Monica Blvd., Ste. 380, Los Angeles, CA, we will provide without charge to each person requesting a copy of our 2016 Annual Report, including the financial statements filed therewith. We will furnish a requesting stockholder with any exhibit not contained therein upon specific request. In addition, this Proxy Statement, as well as our 2016 Annual Report, and Quarterly Report for the quarter ended March 31, 2017, are available on our Internet website at www.marathonpg.com.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ DOUG CROXALL Doug Croxall Chairman of the Board of Directors

Annex A

Certificate of Amendment
to the
Amended and Restated Articles of Incorporation
of Marathon Patent Group, Inc.

        Marathon Patent Group, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation") hereby certifies as follows:

          l.      Section 3.02 of the Corporation's Amended and Restated Articles shall be amended by adding the following section to the end of Section 3.02 of the Amended and Restated Articles, that reads as follows, subject to compliance with applicable law:

    "Upon the filing and effectiveness (the "Effective Time") pursuant to the Nevada Revised Statutes of this amendment to the Corporation's Amended and Restated Articles of Incorporation, as amended, each                shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the "Reverse Stock Split"); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above."

          2.     The foregoing amendment has been duly adopted in accordance with the provisions of Nevada Revised Statutes 78.385 and 78.390 by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

        IN WITNESS WHEREOF, I have signed this Certificate this    day of            , 2017.

Doug Croxall Chief Executive Officer